ATTACHMENT FOR CURRENT FILING OF N-SAR SUB-ITEM 77Q1(a)

Declaration of Trust

The following amendment was made to the Registrant’s Declaration of Trust:

1. Termination of the Following JHF II Funds: a. Quantitative Mid Cap Fund b. U.S. Global Leaders Growth Fund

2. Removal of Trustees

     A Trustee shall hold office until his or her designated retirement date except that (a) any of the Trustees may be removed (provided the aggregate number of Trustees after such removal shall not be less than one) with cause or without cause, by the action of two-thirds of the remaining Trustees or by action of two-thirds of the outstanding Shares of the Trust.

JOHN HANCOCK FUNDS II

Amendment to Declaration of Trust

     The undersigned, being a majority of the Trustees of John Hancock Funds II (the “Trust”), acting pursuant to Sections 8.3 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated August 12, 2005 (the “Declaration of Trust”) hereby amend and restate Section 8.4 of the Declaration of Trust as follows:

Section 8.4. The Trust or any Series thereof may merge, convert or consolidate into any other corporation, association, trust, limited liability company or other organization or may sell, lease or exchange all or substantially all of the Trust Property or Trust Property of such Series, as applicable, including its good will, upon such terms and conditions and for such consideration when and as authorized at any meeting of Shareholders called for the purpose by the affirmative vote of the holders of two-thirds of the Shares of the Trust or such Series outstanding and entitled to vote and present in person or by proxy at a meeting of Shareholders, or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of the Shares of the Trust or such Series; provided, however, that, if such merger, consolidation, conversion, sale, lease or exchange is recommended by the Trustees, the vote or written consent of the holders of a majority of the Outstanding Shares of the Trust or such Series entitled to vote shall be sufficient authorization; and any such merger, conversion, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to
Massachusetts law.

     In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 27th of June, 2008.

Charles L. Bardelis	James R. Boyle

Peter S. Burgess	Elizabeth Cook

Hassell H. McClellan	James M. Oates

The Agreement and Declaration of Trust of the Trust, dated September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.